EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of April 19, 1996, by and between COMMUNITY CARE OF AMERICA, INC., a Delaware corporation (hereinafter referred to as the "Company"), and GARY W. SINGLETON (hereinafter referred to as the "Employee").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of owning and operating long-term care skilled nursing care facilities and other health care related businesses through its subsidiaries and tradenames; and

         WHEREAS, Company wishes to employ Employee, and Employee wishes to accept such employment, on the terms and conditions set forth herein; and

         WHEREAS, in the course of his employment, and as a necessary consequence thereof, Employee will receive information and acquire knowledge of special procedures, processes, business conduct, and knowledge that is private, proprietary, and secret to the Company in its business; and

         WHEREAS, the business, as well as the success and profits of the Company, depend in large part upon the maintenance of secrecy as to such information, processes, procedures and knowledge as to the conduct of the Company's business generally.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained, as well as the agreement to employ the Employee or to continue to employ the

Employee under the terms and conditions contained herein, the parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                             EMPLOYMENT RELATIONSHIP

         1.1 EMPLOYMENT. The Company hereby employs the Employee, and the Employee hereby accepts such employment, as Chief Executive Officer and President of the Company, with the authority and responsibility, personally or through other officers and employees of the Company designated by him, for directing and supervising the day-to-day operations of the Company. The Employee shall report to and be responsible directly to the Board of Directors of the Company.

         1.2 EXCLUSIVE EMPLOYMENT. During the continuation of the Employee's employment by the Company hereunder, the Employee will, unless the Employee has first received the prior written consent of the Company, devote the Employee's entire business time, energy, attention, and skill to the services of the Company and to the promotion of its interests, and covenants that during such time the Employee will not: (a) engage in, be employed by, be a director of or be otherwise directly or indirectly interested in any business or activity competing with or of a nature similar to the businesses of the Company (or any of its subsidiaries or affiliates), or (b) take any part in any activities detrimental to the best interests of the Company (and its subsidiaries and affiliates). Notwithstanding the foregoing, the Company shall permit Employee to act as a consultant for Integrated Health Services, Inc.; provided that such consulting work will not interfere with Employee's duties and obligations under this Agreement.

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                                   ARTICLE II

                              PERIOD OF EMPLOYMENT

         2.1 TERM. The initial term of employment under this Agreement (the "Initial Term") shall begin as of the date hereof (the "Commencement Date"), and shall end on the third anniversary of the Commencement Date, unless sooner terminated pursuant to Article IV, below. Unless either party shall give the other notice of its or his election not to renew this Agreement at least ninety
(90) days prior to the termination of the Initial Term or any subsequent renewal term, as the case may be, the term of this Agreement shall automatically be renewed for the one-year period commencing on the first day following the termination of the Initial Term or the renewal term then ended, as the case may be. The provisions of Article V and of Sections 4.3 and 4.6 shall continue in effect in accordance with their respective terms, notwithstanding any termination or expiration of this Agreement.

                                   ARTICLE III

                                  COMPENSATION

         3.1 BASE SALARY. For services rendered by Employee under this Agreement, the Employee shall receive a base salary at an initial rate of $300,000.00 per year (the "Base Salary"), payable in accordance with the pay period policy established by the Company from time to time. On each anniversary of the Commencement Date, the Base Salary shall be increased by a percentage which is equal to the percentage increase in the "Consumer Price Index for All Urban Consumers -- All Cities" published by the United States Department of Labor's Bureau of Labor Statistics for the then most recently ended 12-month period as of the date of such adjustment, and by such additional amounts as may be determined at the discretion of the Board of Directors.

         3.2      BONUSES.

                  (A)  SIGN-ON  BONUS.   Employee   acknowledges   the  receipt,
         concurrently herewith, of a bonus in the amount of $70,000 from the Company. In addition, the Company shall promptly pay to Employee upon execution hereof the sum of $6,110 as reimbursement for certain prepaid vacation expenses which were forfeited by employee by reason of his acceptance of this position.

                  (B) PERFORMANCE BONUS. Within one hundred and twenty (120) days of the close of each calendar year (beginning with calendar year
         1996), the Company shall pay to the Employee a cash bonus in such amount as may be determined at the discretion of the Board of Directors but in no event will such bonus exceed the Base Salary of Employee for that calendar year.

                  (C)      SALE OR MERGER OF COMPANY.  In the event of:

                           (I) a sale for  consideration  consisting  solely  of
                  cash and/or debt securities of all or substantially all of the capital stock of the Company pursuant to a single transaction or a series of related transactions to a person (within the meaning of Section 13(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); or

                           (II) the merger or consolidation of the Company pursuant to which shares of the Company's stock are converted into the right to receive solely cash and/or debt securities;

then in either such event, Employee shall receive a bonus based upon the present value of the consideration payable per share of the capital stock of the Company in respect of such transaction as set forth below: PER SHARE CONSIDERATION BONUS AMOUNT less than $10.00 no bonus

$10.00 - $10.49                                                        $50,000
$10.50 - $10.99                                                        $100,000
$11.00 - $11.49                                                        $150,000
$11.50 - $11.99                                                        $200,000
$12.00 - $12.49                                                        $250,000
$12.50 and above                                                       $300,000

Notwithstanding the foregoing, the present value of the per share consideration of the capital stock of the Company shall be appropriately adjusted to account for stock splits, reverse stock splits,

stock dividends and other recapitalizations.

         3.3 STOCK OPTIONS. As additional compensation for the performance by the Employee of his services hereunder and as soon as practicable following the approval by the Board of Directors of the Company of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's common stock for which options under the 1995 Stock Option Plan may be exercised, the Employee will be granted options to purchase 100,000 shares of common stock of the Company at a price equal to the lower of $9.50 per share or the fair market value of the shares of common stock of the Company on the date of grant; provided, that if the shareholders of the Company shall fail to ratify said amendment to the 1995 Stock Option Plan at the next annual meeting of the shareholders of the Company, then such grant of options will be deemed automatically terminated and to be of no force or effect. Such options shall be subject to level vesting over a period of three (3) years.

         3.4 ADDITIONAL BENEFITS. Separate and apart from Employee's cash compensation as set forth above, the Company shall be entitled to:

          (a) coverage under the Company's standard life and health insurance package for executives;

          (b) a monthly automobile allowance equal to $750;

          (c) participation in the Company's Supplemental Employee Retirement Pension Plan;

          (d) a temporary housing allowance in the amount of $3,250 per month for such period as shall be necessary for Employee to arrange suitable housing in the Naples, Florida area, but in any event, such allowance shall be provided for no less than six (6) months and for no more than eighteen
     (18) months from the date of the execution of this Agreement;

          (e) reimbursement of reasonable travel expenses for Employee and his wife, from time to time, between Baltimore, Maryland and Naples, Florida;

          (f) reimbursement for reasonable costs of relocating Employee and his wife from Baltimore, Maryland to Naples, Florida in an amount not to exceed $50,000, including any such expenses which were previously reimbursed by the Company;

          (g) indemnification for any loss arising out of the sale of Employee's house in Baltimore, Maryland; and

          (h) four (4) weeks paid vacation annually.

         In addition to the benefits listed above, Employee shall be entitled to participate in and receive any other benefits as may be established by the Board of Directors, on the same terms and conditions as provided to other executives of the Company generally (including, but not limited to, any deferred compensation plan, hospital plan or major medical insurance).

                                   ARTICLE IV

                            TERMINATION AND SEVERANCE

         4.1 TERMINATION FOR CAUSE. Subject to Company's obligation to pay Non-Competition Severance Pay to the extent provided in Section 4.3(a), Company may terminate this Agreement with cause upon the occurrence of any one or more of the following events:

               (A)  Employee  ceases to perform  any of his  material  duties of employment or breaches any material provision of this Agreement, which event is not corrected within thirty (30) days after written notice is delivered by the Company to the Employee specifying said failure or breach. In the event Company and Employee cannot agree as to whether any such duty or provision is material, and in the event Employee fails to correct the condition within thirty (30) days as set forth above, then the parties shall submit the dispute (only as to materiality) only to arbitration for determination in accordance with the rules of the American Arbitration Association under the jurisdiction of the regional headquarters in or closest to Naples, Florida as follows:

                    (I) Each party shall select one (1) arbitrator,  and the two
               (2) so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) days after arbitration is requested then the one selected arbitrator shall conduct the proceeding. If the two (2) arbitrators shall fail to select a third arbitrator within fourteen (14) days after arbitration is requested, then an arbitrator shall be selected by the American Arbitration Association upon application of either party. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon an award of a sole arbitrator, or if there shall be three arbitrators, upon an award of the majority of the arbitrators shall be binding, and shall be entered in a court of competent jurisdiction as a finding of that court for purposes of adjudication of the disputes between the parties on the issue of materiality.

                    (II) After expiration of the thirty (30) day cure period set forth above, the Company may treat the Employee as terminated during the arbitration period subject to full reinstatement with full back-pay and compensation as provided for in this Agreement in the event the judgment of the arbitrators is in favor of the Employee and against the Company.

          (B)  Employee   commits  a  felony  or  commits   theft,   larceny  or
     embezzlement of Company's tangible or intangible property; or

          (C) Employee becomes disabled or is unable to perform his normal duties, which condition persists for a period of ninety (90) days or more, and Company has provided Employee with disability insurance which shall begin to pay after said ninety (90) day period expires. 4.2 TERMINATION WITHOUT CAUSE. Subject to the Company's obligation to pay Non-

Competition Severance Pay to the extent provided in Section 4.3(b), Company may terminate this Agreement at any time without cause.

         4.3      SEVERANCE PAY.

                  (A) In the event that this Agreement is terminated by the Company at any time for cause, the Company shall pay to Employee non-competition severance pay of Employee's Base Salary and additional benefits described in this Agreement on a monthly basis ("Non-Competition Severance Pay") for a period of eighteen (18) months; provided, however, that while Employee is receiving Non-Competition
         Severance Pay, Employee shall be bound by the non-competition restrictions of Section 5.2.

                  (B) In the event that this Agreement is terminated at any time by the Company without cause, Company shall pay to Employee Non-Competition Severance Pay for a period of twenty-four (24) months as liquidated damages. In addition, upon a termination of the Employee by the Company at any time without cause, all stock options then held by the Employee will automatically become fully vested and Employee shall be bound by the non-competition restrictions of Section 5.2 during the applicable period that Non- Competition Severance Pay is being received by Employee.

                  (C) In the event that this Agreement is terminated at any time by the Employee due to a Change of Control in accordance with Section 4.4, the Company shall pay to Employee non-competition severance pay for a period of thirty-six (36) months; provided, however, while Employee is receiving Non-Competition Severance Pay, Employee shall be bound by the non-competition restrictions of Section 5.2. In addition, upon a termination of this Agreement pursuant to Section 4.4, all stock options then held by the Employee will automatically become fully vested.

         4.4      CHANGE OF CONTROL.

                  (A) In the event of a Change of Control of the Company should occur during the term of the Employee's employment hereunder, the Employee shall have the right, upon the giving of thirty (30) days' notice to the Company within one hundred eighty (180) days following such event, to terminate his employment under this Agreement. For purposes of this Agreement, a "Change of Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or
         (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Robert N. Elkins or any institutional investor, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding Common Stock, or (iv) Robert N. Elkins shall cease to be a director of the Company.

                  (B) Notwithstanding anything herein to the contrary, the present value of the payments and benefits to Employee, whether under this Agreement or otherwise, which are includable in the computation of "parachute payments" (as defined in Section 280G of the Internal Revenue Code) shall not exceed 2.99 times the Employee's base amount, all within the meaning and as computed under Section 280G of the Code. Such determination shall be made by the regular independent accountants retained by the Company immediately prior to the Change of Control, whose determination shall be conclusive and binding on the parties.

         4.5 DEATH OF THE EMPLOYEE. In the event of the death of the Employee during the term of his employment hereunder, this Agreement shall terminate immediately and the Employee's estate shall thereupon be entitled to receive such portion of the Employee's Base Salary as has been accrued through the date of his death.

         4.6  CONTINUATION  OF BENEFITS.  Whenever  under the provisions of this
Article IV the Employee shall be entitled to receive a continuation of his Base Salary for a period of time following a termination or nonrenewal of his employment under this Agreement, it is agreed that the Company also shall continue to pay for or provide during such period of salary continuation any hospital plan or major medical insurance and the automobile allowance provided for in subparagraph (b) of Paragraph 3.4 of this Agreement.

                                    ARTICLE V

                            COVENANTS OF THE EMPLOYEE

         5.1 CONFIDENTIAL INFORMATION. In connection with employment at the Company, Employee will have access to confidential information consisting of some or all of the following categories of information. Company and Employee consider their relation one of confidence with respect to such information:

                  (A) FINANCIAL INFORMATION, including but not limited to information relating to the Company's earnings, assets, debts, prices, pricing structure, volume of purchases or sales or other financial data whether related to the Company or generally, or to particular products, services, geographic areas, or time periods;

                  (B) SUPPLY AND SERVICE INFORMATION, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company details of which are not generally known;

                  (C) MARKETING INFORMATION, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions;

                  (D) PERSONNEL INFORMATION, including but not limited to information relating to any employee's personal or medical history, compensation or other terms of employment actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; and

                  (E) CUSTOMER INFORMATION, including but not limited to information relating to past, existing or prospective customers' names, addresses or backgrounds, records of agreements and prices, proposals or agreements between customers and the Company, status of customers' accounts or credit, or related information about actual or prospective customers as well as customer lists.

         All of the foregoing are hereinafter referred to as "Trade Secrets." During and after the employment by the Company, regardless of the reasons that such employment ends, Employee agrees:

                  (AA) To hold all Trade Secrets in confidence and not discuss, communicate or transmit to others, or make any unauthorized copy of or use the Trade Secrets in any capacity, position or business except as it directly relates to Employee's employment by the Company;

                  (BB) To use the Trade Secrets only in furtherance of proper employment related reasons of the Company to further the interests of the Company;

                  (CC) To take all reasonable actions that Company deems necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Company's interest in the Trade Secrets; and

                  (DD) That any of the Trade Secrets, whether prepared by Employee or which may come into Employee's possession during Employee's employment hereunder, are and remain the property of the Company and its affiliates, and all such Trade Secrets, including copies thereof, together with all other property belonging to the Company or its affiliates, or used in their respective businesses, shall be delivered to or left with the Company. This Agreement does not apply to (i) information that by means other than Employee's deliberate or inadvertent  disclosure becomes generally known to the public; and
(ii) disclosure compelled by judicial or administrative proceedings after Employee diligently tries to avoid each disclosure and affords the Company the opportunity to obtain assurance that compelled disclosures will receive confidential treatment.

         5.2 NON-COMPETITION. In consideration of the Employee's employment hereunder, the Employee hereby agrees that, without the express written consent of the Company, during the applicable period set forth in Article IV hereof following a termination or nonrenewal of this Agreement, the Employee will not, directly or indirectly, for the Employee or on behalf of any other person, firm, entity or other enterprise (a) hire, or directly or indirectly solicit for employment or recommend to any subsequent employer of the Employee the solicitation for employment of, any person who, at the time of such hiring or solicitation is, or during the prior three months was, employed by Company, (b) directly or indirectly solicit, divert, or endeavor to entice away any customer of the Company, or otherwise engage in any activity intended to terminate, disrupt, or interfere with the Company's relationship with any customer, supplier, lessor or other person, or (c) be employed by, be a director, officer or manager of, act as a consultant for (other than as permitted under Section 1.2), be a partner in, have a proprietary interest in, give advice to, loan money to or otherwise associate with, any person, enterprise, partnership, association, corporation, joint venture or other entity which is directly in the business of owning, operating or managing any facility which competes with any such type of facility then operated by the Company. This provision shall not be construed to prohibit the Employee from owning up to five (5%) percent of the issued shares of any company whose common stock is listed for trading on any national securities exchange or on the NASDAQ System.

         5.3 REMEDIES FOR BREACH. The Employee acknowledges that the covenants contained in Article V of this Agreement are independent covenants and that any failure by the Company to perform its obligations under this Agreement (other than the act of nonpayment which is not cured by the Company within thirty (30) days of the receipt of written notice of said condition from the Employee) shall not be a defense to enforcement of the covenants contained in Article V, including but not limited to a temporary or permanent injunction. The Employee acknowledges that damages in the event of Employee's breach of this Article V will be difficult, if not impossible, to ascertain and it is therefore agreed that the Company, in addition to, and without limiting any other remedy or right it may have, shall have the right to an injunction enjoining the said breach. Notwithstanding anything to the contrary contained in this Agreement, and in addition to any other remedy available to the Company at law or in equity or otherwise, the Company's obligation to make payments of Non-Competition Severance Payments shall cease if Employee shall violate any provision of this
Article V and such violation shall continue uncured for a period of thirty (30) or more days.

         5.4 AFFILIATES. For purposes of this Article V, the term "Company" shall be deemed to include each of the Company's subsidiaries and other affiliates.

                                   ARTICLE VI

                                   ASSIGNMENT

         6.1 PROHIBITION OF EMPLOYMENT ASSIGNMENT. The Employee agrees on behalf of the Employee and the Employee's heirs and executors, personal representatives, and any other person or persons claiming any benefit under the Employee by virtue of this Agreement, that this Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by the Employee or the Employee's heirs, executors and personal representatives, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provision, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder.

         6.2 RIGHT OF COMPANY TO ASSIGN. This Agreement shall be assignable and transferable by the Company to Company's transferee, assignee or any successor-in-interest, parent, subsidiary or affiliate of Company, and shall inure to the benefit of and be binding upon the Employee, the Employee's heirs and personal representatives, and the Company and its successors and assigns. Employee agrees to execute all documents necessary to ratify and effectuate such assignment. An assignment of this Agreement by the Company shall not release the Company from its monetary and stock obligations under this Agreement.

                                   ARTICLE VII

                                     GENERAL

         7.1 GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Florida, irrespective of the fact that the Employee may be or become a resident of a different state.

         7.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

         7.3 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and contains all of the agreements between the parties with respect to the subject matter hereof; this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject hereof. No change or modification of this Agreement shall be valid unless the same be in writing and signed by both parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

         7.4 SEVERABILITY. If any portion of this Agreement shall be for any reason, invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect, unless to do so would clearly violate the present legal and valid intention of the parties hereto.

         7.5 NOTICES. All notices, demands, requests, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, registered or certified mail with return receipt requested or by a nationally recognized

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overnight  delivery  service,  in each case with all  postage or other  delivery charges prepaid, and to the address of the party to whom it is directed as indicated below, or to such other address as such party may specify by giving notice to the other in accordance with the terms hereof. Any such notice shall be deemed to be received (a) when delivered, if by hand, (b) on the next business day following timely deposit with a nationally recognized overnight delivery service or (c) on the date shown on the return receipt as received or refused or on the date the postal authorities state that delivery cannot be accomplished, if sent by registered of certified mail, return receipt requested. IF TO THE COMPANY: Community Care of America, Inc.

                                    3050 North Horseshoe Drive, Suite 260
                                    Naples, FL  33942
                                    Attention: Chairman of the Board

WITH A COPY TO:                     Blass & Driggs

                                    461 Fifth Avenue
                                    New York, NY 10017
                                    Attention: Michael S. Blass

IF TO THE EMPLOYEE:                 Gary W. Singleton

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and its corporate seal to be hereunto affixed, and the Employee has hereunto set Employee's hand on the day and year first above written.



COMPANY                                       EMPLOYEE

COMMUNITY CARE OF AMERICA, INC.

By:  /s/ David H. Fater                        /s/ Gary W. Singleton
     -------------------------------          ---------------------------------
         David H. Fater,                       Gary W. Singleton
         Executive Vice President


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